Exhibit 99.1

CompoSecure Continues to Strengthen Board of Directors with the Appointment of Dr. Krishna Mikkilineni

Somerset, NJ, October 21, 2024 – CompoSecure, Inc. (Nasdaq: CMPO), a leader in metal payment cards, security, and authentication solutions, is pleased to announce the appointment of Dr. Krishna Mikkilineni to its Board of Directors (“Board”), effective today. Dr. Mikkilineni brings a wealth of experience in operations and technology, along with a proven ability to deliver success for leading global organizations such as Honeywell.

“With the addition of Dr. Mikkilineni we continue to strengthen our world-class Board of Directors,” said Jon Wilk, President and CEO of CompoSecure. “His exceptional business acumen and extensive global expertise will enhance our ability to drive growth, accelerate operational excellence, and expand our international opportunities.”

Dr. Mikkilineni currently serves as General Partner of a deep tech venture fund and a startup accelerator, roles he has held since 2019, and in which he has been instrumental in funding and growing 30 technology-driven startup companies. Prior to May 2019, Dr. Mikkilineni served in various roles of increasing seniority at Honeywell International, Inc. for over 33 years, including as global Chief Technology Officer, a role he held for nine years, and as global Integrated Supply Chain Officer and Chief Information Officer, roles he held for six years. Prior to that, Dr Mikkilineni established Honeywell’s engineering operation in India eventually growing the global engineering force to over 11,000 with half focused on software. Dr. Mikkilineni received his Ph.D. in electrical and computer engineering from the University of Florida.

“We are thrilled to welcome Krishna to our Board of Directors,” said David Cote, Executive Chairman of the CompoSecure Board of Directors. “His experience leading high-performing organizations will be a great asset as we seek to unlock CompoSecure’s potential in an effort to drive both short-term and long-term value for shareholders.”

“I am honored to join CompoSecure’s Board of Directors at such an exciting time,” said Dr. Krishna Mikkilineni. “I look forward to collaborating with the other Board members and the management team to help CompoSecure further strengthen its position as a market leader and enable this business to grow in high impact areas leveraging my background.”

Dr. Mikkilineni replaces Niloo Razi Howe who recently resigned from the Board due to personal reasons. CompoSecure expresses its sincere appreciation to Niloo for her dedicated service and invaluable contributions to the company.

About CompoSecure

Founded in 2000, CompoSecure (Nasdaq: CMPO) is a technology partner to market leaders, fintechs and consumers enabling trust for millions of people around the globe. The company combines elegance, simplicity and security to deliver exceptional experiences and peace of mind in the physical and digital world. CompoSecure’s innovative payment card technology and metal cards with Arculus security and authentication capabilities deliver unique, premium branded experiences, enable people to access and use their financial and digital assets, and ensure trust at the point of a transaction. For more information, please visit www.composecure.com and www.GetArculus.com.

Corporate Contact

Anthony Piniella

Head of Corporate Communications, CompoSecure

(908) 898-8887

apiniella@composecure.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

CMPO@elevate-ir.com